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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE



MEDIA CONTACTS:  Fred Hoar                         Bob L. Corey
                       Miller/Shandwick Technologies   SyQuest Technology
                       (650) 962-9550                  (510) 226-4000




              SYQUEST ADDS $30 MILLION IN LATEST INVESTMENT ROUND
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     FREMONT, Calif. -- February 18, 1998 -- SyQuest Technology, Inc.
(NASDAQ:SYQT), the inventor of high-performance removable cartridge technology, today announced the closing of a $27.5 million investment in the company and the signing of the agreement for the investment of an additional $2.5 million.

     "We are pleased that this round of financing has been accomplished on more favorable terms than any of the earlier investments concluded during the last 18 months, reflecting the growing interest and confidence in SyQuest and its products," said Edward Marinaro, SyQuest chairman. "The proceeds will be used as working capital to increase production units of our flagship product, SparQ, which has set a new price-performance standard in the consumer technology sector."

     Additional terms of the placement call for $8.75 million of the proceeds and the related securities to be placed into escrow. The proceeds and related securities will be released from escrow upon a pending S-3 registration statement
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being declared effective by the Securities Exchange Commission no later than
March 16, 1998.

     Under the terms of the private placement, current institutional investors purchased shares of SyQuest convertible preferred stock, Series 7, at $1,000 per share, for a stated value of $30 million. The shares are convertible into common stock at a price based on the 5-day average NASDAQ closing price prior to the conversion, subject to a designated maximum conversion price. A 5% cumulative dividend is payable on the preferred stock.

     The investors also will receive seven-year warrants to purchase 4,637,706 million shares of SyQuest common stock, exercisable at a price equal to 120 percent of the five-day average NASDAQ closing price prior to exercise, subject to a designated maximum exercise price. Details of the private placement will be disclosed in a Form 8K filed with the Securities and Exchange Commission.

     Based in Fremont, Calif., SyQuest Technology, Inc. has shipped more than 17 million cartridges that people use to expand their ideas and creations. SyQuest
(SYQT) is publicly traded on NASDAQ's National Market System. Visit the company's Web site at http://www.syquest.com/.
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     This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports filed by SyQuest including its most recent reports on Forms 8K, 10K and 10Q.

SyQuest is a registered trademark and the SyQuest logo, and SparQ are trademarks of SyQuest Technology, Inc. All other brands or trade names are the property of their respective companies.